As filed with the Securities and Exchange Commission on July 22, 2020.

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

WINMARK CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1622691
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

605 Highway 169 North, Suite 400

Minneapolis, Minnesota 55441

(Address of principal executive offices and zip code)

____________________________

Winmark Corporation 2020 Stock Option Plan

(Full title of the plan)

____________________________

Anthony D. Ishaug
Chief Financial Officer
Winmark Corporation
605 Highway 169 North, Suite 400
Minneapolis, Minnesota 55441
763-520-8500

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jonathan B. Levy
Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
612-371-3211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ X ]	Smaller reporting company [ X ] Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, no par value	249,965 (2)	$ 159.26	$ 39,809,426	$ 5,167.26

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement of Form S-8 shall also cover such additional and indeterminate number of shares of the Registrant’s common stock that may be issued by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Maximum number of shares issuable under the Winmark Corporation 2020 Stock Option Plan (the “2020 Plan”) representing 100,000 shares plus 125,465 shares authorized but not issued under the Winmark Corporation 2010 Stock Option Plan and 24,500 shares of common stock authorized but not issued under the Winmark Corporation Amended and Restated Stock Option Plan for Non-Employee Directors.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The NASDAQ Global Market on July 20, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Winmark Corporation, a Minnesota corporation, (“Winmark” or the “Company”) to register 249,965 shares of its common stock issuable upon exercise of options granted under the Winmark Corporation 2020 Stock Option Plan (the “2020 Stock Option Plan”). The 2020 Stock Option Plan was approved by the shareholders of the Company at the Company’s Annual Meeting on April 29, 2020. Under the terms of the 2020 Stock Option Plan, 125,465 shares of common stock previously authorized but not issued or forfeited under the Winmark Corporation 2010 Option Plan and registered on Form S-8, and 24,500 shares of common stock previously authorized but not issued or forfeited under the Winmark Corporation Amended and Restated Stock Option Plan for Non-Employee Directors and registered on Form S-8, are available for issuance under the 2020 Stock Option Plan.

PART I

Pursuant to the note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) and documents containing the information specified in such Part I have been or will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 28, 2019; and

(c)	The description of the Company’s Common Stock to be offered pursuant to this Registration Statement included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, including any amendment or report filed for the purpose of updating this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.              Description of Securities.

The Company’s common stock is registered under Section 12 of the Exchange Act and, therefore, a description of the Company’s common stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3(c) of this Part II.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.               Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are: (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subdivision 3 of the MBCA requires that the Company pay, upon written request, reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company’s Articles of Incorporation provide that no director of the Company may be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the effective date of this provision in the Company’s Articles of Incorporations.

The Company’s bylaws provide for indemnification of its officers, directors and employees in connection with a proceeding if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company also maintains a director and officer liability insurance policy.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit

4.1	Winmark Corporation 2020 Stock Option Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP, the Company’s Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page).

Item 9.              Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 22, 2020.

WINMARK CORPORATION

By:	/s/ BRETT D. HEFFES
Brett D. Heffes, Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Winmark Corporation hereby constitute and appoint Brett D. Heffes and Anthony D. Ishaug, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 22, 2020.

/s/ BRETT D. HEFFES	Chairman of the Board and
Brett D. Heffes	Chief Executive Officer (principal executive officer)

/s/ ANTHONY D. ISHAUG	Executive Vice President,
Anthony D. Ishaug	Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ LAWRENCE A. BARBETTA	Director
Lawrence A. Barbetta

/s/ JENELE C. GRASSLE	Director
Jenele C. Grassle

/s/ KIRK A. MACKENZIE	Director
Kirk A. MacKenzie

/s/ PAUL C. REYELTS	Director
Paul C. Reyelts

/s/ MARK L. WILSON	Director
Mark L. Wilson